Exhibit 4.2
Execution Version
INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this "Agreement") is made and entered into as of March 1, 2016 (the "Effective Date") by and among Pinnacle Financial Partners, Inc., a Tennessee corporation (the "Company"), and the persons or entities named as Sellers on the signature pages hereof (individually, a "Seller," and collectively, the "Sellers").

RECITALS

WHEREAS, in connection with the Membership Interest Purchase Agreement dated as of January 19, 2016 by and among the Company, Pinnacle Bank, a Tennessee state chartered bank and direct wholly owned subsidiary of the Company, BHG Founders, Inc., a Florida corporation, Bankers Healthcare Group, LLC, a Florida limited liability company, Crawford & Castro, LLC, a Delaware limited liability company and the persons named as sellers therein, as amended by that certain Amendment, dated as of the date hereof (as may be amended or modified and in effect from time to time, the "Purchase Agreement"), the Company issued in a private placement to the Sellers at the Closing those shares of the Company's common stock, $1.00 par value per share (the "Common Stock") identified on Schedule A hereto as part of the consideration to be paid pursuant to the Purchase Agreement (collectively, the "Stock Consideration").

WHEREAS, pursuant to the Purchase Agreement, the Company has filed with the SEC a registration statement on Form S-3 covering the resale as a secondary offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act of all the shares of Common Stock constituting the Stock Consideration (the "Registration Statement").

WHEREAS, in connection with the issuance of the Stock Consideration and the filing of the Registration Statement, the parties desire to enter into this Agreement to grant certain rights to the Sellers and the Company with regard to the secondary offering and sale of the shares of Common Stock constituting the Stock Consideration as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, based on the foregoing, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                          Terms Not Defined Herein.Capitalized terms used herein and not otherwise defined are defined as set forth in the Purchase Agreement.

Section 1.2                          Terms Defined Herein. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

"Agreement" has the meaning set forth in the preamble.

"Common Stock" has the meaning set forth in the recitals.

"Company Indemnitee" has the meaning set forth in Section 4.1(a).

"Grace Period" has the meaning set forth in Section 2.1(d).

"Holder" means any Seller who holds Registrable Securities.

"Holder Indemnitee" has the meaning set forth in Section 4.1(a).

"Indemnified Party" has the meaning set forth in Section 4.1(c).

"Indemnifying Party" has the meaning set forth in Section 4.1(c).

"LLC Agreement" has the meaning set forth in Section 5.1.

"Purchase Agreement" has the meaning set forth in the recitals.

"Registrable Securities" means the shares of Common Stock registered under the Registration Statement and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to such securities; provided, however, that Registrable Securities shall cease to be Registrable Securities when (i) such securities have been disposed of in accordance with the Registration Statement or pursuant to Rule 144; (ii) such securities may be sold pursuant to Rule 144 without the requirement that the Company be in compliance with the current public information requirement of Rule 144 and without manner-of-sale restrictions or volume limitations; (iii) such securities cease to be outstanding; or (iv) such securities have been transferred or assigned in a private transaction in which the transferor's rights under this Agreement are not assigned in compliance with the terms of Section 5.1.

"Registration Statement" has the meaning set forth in the recitals.

"Rule 144" means Rule 144 under the Securities Act or any successor or other similar rule, regulation or interpretation of the SEC that may at any time permit the sale of Registrable Securities to the public without registration.

"Rule 405" means Rule 405 under the Securities Act or any successor other similar rule.

"Rule 415" means Rule 415 under the Securities Act or any successor or other similar rule providing for offering securities on a continuous or delayed basis.

"Seller" has the meaning set forth in the preamble.

"Selling Expenses" means all underwriting discounts, selling commissions, fees of underwriters, selling brokers, dealer managers and similar securities industry professionals and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder.

"Violation" has the meaning set forth in Section 4.1(a).

ARTICLE II
REGISTRATION AND PROCEDURES

Section 2.1                          Company Obligations.

(a)            The Company shall promptly notify (which notice shall be accompanied by an instruction to suspend the use of the prospectus) each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which any prospectus included in, or relating to, the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading (provided that in no event shall such notice contain any material, non-public information), and, subject to Section 2.1(d), promptly prepare and file with the SEC a supplement to the related prospectus or amendment to the Registration Statement or any other required document so that, as thereafter delivered to the Holders, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The Company shall use commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension as soon as reasonably practicable and to notify the Holders of Registrable Securities covered by the Registration Statement of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(c)            The Company shall use commercially reasonable efforts to cooperate with the Holders who hold Registrable Securities covered by the Registration Statement and, to the extent applicable, facilitate the timely preparation and delivery of certificates or book-entry shares (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates or book-entry shares to be in such denominations or amounts, as the case may be, as such Holders may reasonably request and, registered in such names as such Holders may request.

(d)            Notwithstanding anything in this Agreement to the contrary, the Company may at any time delay the disclosure of material, non-public information concerning the Company or any of its Subsidiaries if the Board of Directors of the Company has determined in good faith that disclosure of such information is not in the best interests of the Company and not otherwise required by the rules and regulations of the SEC (a "Grace Period"); provided, however, that the Company shall promptly (i) provide written notice to the Holders of Registrable Securities covered by the Registration Statement of the existence of material, non-public information giving rise to a Grace Period (provided that in no event shall such notice contain any material, non-public information) and the date on which the Grace Period will begin, and (ii) provide written notice to such Holders of the date on which the Grace Period ends; provided, further, that no Grace Period shall exceed sixty (60) consecutive days and during any 12-month period such Grace Periods shall not exceed an aggregate of one hundred and twenty (120) days.  The provisions of Section 2.1(a) shall not be applicable during the period of any Grace Period.  Upon expiration of a Grace Period, the Company shall again be bound by the provisions of Section 2.1(a) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable.

(e)            The Company shall furnish to the Holders, without charge, such documents, including copies of any preliminary prospectus or final prospectus contained in the Registration Statement or any amendments or supplements thereto, as the Holders may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities covered by the Registration Statement.

Section 2.2                          Current Public Information.  The Company shall use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 until all the Registrable Securities cease to be Registrable Securities, and so long as a Holder owns any Registrable Securities, furnish to such Holder upon request a written statement by the Company as to its satisfaction of the current public information requirements of Rule 144.

Section 2.3                          Obligations of the Sellers.

(a)            Upon receipt of written notice from the Company of the happening of any event of the kind described in Section 2.1(a) or Section 2.1(b) or written notice of any Grace Period, each Holder shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended prospectus or until such Holder is advised in writing by the Company that the use of the prospectus may be resumed or that the Grace Period has ended. If so directed by the Company, such Holder shall use its reasonable best efforts to return to the Company (at the Company's expense) all copies of the prospectus covering such Registrable Securities current at the time of receipt of such notice other than permanent file copies then in such Holders' possession.

(b)            No Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

ARTICLE III
 SELLING EXPENSES

All Selling Expenses incurred in connection with any registration or sale of the Registrable Securities hereunder shall be borne by the Holders of the Registrable Securities so registered in proportion the Registrable Securities owned by such Holders.

ARTICLE IV
 INDEMNIFICATION AND CONTRIBUTION

Section 4.1                          Indemnification.

(a)            To the extent permitted by law, the Company shall indemnify and hold harmless each Holder and, if a Holder is a person other than an individual, such Holder's officers, directors, employees, agents, representatives and Affiliates and each person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act (each, a "Holder Indemnitee"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, or the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference, and (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and the Company will pay to each such Holder Indemnitee, as accrued, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnification contained in this Section 4.1(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, action or expense to the extent that it arises out of or is based upon a Violation which occurs (A) in reliance upon and in conformity with written information furnished by any such Holder Indemnitee, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company to such Holder in a timely manner or (C) as a result of offers or sales effected by or on behalf of such Holder Indemnitee by means of a free writing prospectus (as defined in Rule 405) that was not authorized in writing by the Company.

(b)            To the extent permitted by law, each Holder (severally and not jointly) will indemnify and hold harmless the Company and each of its officers, directors, employees, agents, representatives and Affiliates and persons, if any, who control the Company within the meaning of the Securities Act or the Exchange Act (each, a "Company Indemnitee"), against any losses, claims, damages, or liabilities (joint or several) to which any of the Company Indemnitees may become subject under the Securities Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any (i) untrue statement or alleged untrue statement of a material fact regarding such Holder and provided in writing by such Holder which is contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, in each case to the extent (and only to the extent) that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, preliminary or final prospectus, amendment or supplement thereto, in reliance upon and in conformity with written information furnished by such Holder and each such Holder will pay, as accrued, any legal or other expenses reasonably incurred by any Company Indemnitee pursuant to this Section 4.1(b), in connection with investigating or defending any such loss, claim, damage, liability, or action as a result of such Holder's untrue statement or omission; provided, however, that the indemnification contained in this Section 4.1(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld).  Notwithstanding the foregoing, the maximum indemnification liability of any Holder under this Section 4.1(b) is limited to an amount equal to the per share price multiplied by the number of shares of Registrable Securities sold by Holder pursuant to the Registration Statement.

(c)            Promptly after receipt by a party to this Agreement entitled to indemnity hereunder (an "Indemnified Party") under this Section 4.1 of notice of the commencement of any action (including any governmental action), such Indemnified Party will, if a claim in respect thereof is to be made against any party to this Agreement from whom indemnification may be sought under this Section 4.1 (an "Indemnifying Party"), deliver to the Indemnifying Party a written notice of the commencement thereof and the Indemnifying Party shall have the right to participate in, and, to the extent the Indemnifying Party so desires, jointly with any other Indemnifying Party similarly noticed, to assume the defense thereof with counsel reasonably satisfactory to the Indemnifying Party; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses of such counsel to be paid by the Indemnifying Party, if (i) the Indemnifying Party shall have failed to assume the defense of such claim within seven (7) days after receipt of notice of the claim and to employ counsel reasonably satisfactory to such Indemnified Party, as the case may be; or (ii) in the reasonable opinion of counsel retained by the Indemnifying Party, representation of such Indemnified Party by such counsel would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party and shall furnish to the Indemnifying Party all information reasonably available to the Indemnified Party which relates to such action or claim. The Indemnifying Party shall keep the Indemnified Party reasonably apprised of the status of the defense or any settlement negotiations with respect thereto. No Indemnifying Party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 4.1, except to the extent such failure to give notice has a material adverse effect on the ability of the Indemnifying Party to defend such action.

Section 4.2                          Contribution.  If the indemnification provided for in Section 4.1 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount any Holder will be obligated to contribute pursuant to this Section 4.2 will be limited to an amount equal to the per share price multiplied by the number of shares of Registrable Securities sold by Holder pursuant to the Registration Statement (less the aggregate amount of any damages which such Holder has otherwise been required to pay in respect of such loss, liability, claim, damage, or expense or any substantially similar loss, liability, claim, damage, or expense arising from the sale of such Registrable Securities). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution hereunder from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
 GENERAL PROVISIONS

        Section 5.1                          Assignment; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties to this Agreement.  Nothing in this Agreement will be construed to give any party other than the parties to this Agreement or their respective successors and assigns any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 5.1.  The Company may not assign any of its rights or delegate any of its obligations under this Agreement (except in connection with the sale of all or substantially all of the assets of or any business combination transaction involving the Company) without the prior written consent of Holders of a majority of the Registrable Securities then outstanding.  Except for an assignment to a Permitted Transferee (as defined in the Amended and Restated Limited Liability Company Agreement of Bankers Healthcare Group, LLC, a Florida limited liability company, dated as of the date hereof (the "LLC Agreement"), a Holder may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Company.

Section 5.2                          Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, or (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case, to the appropriate address or facsimile number set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties):
If to the Sellers:

BHG Founders, Inc.
201 Solar Street
Syracuse, NY 13204
Facsimile:(315) 637-4686

Albert Crawford
201 Solar Street
Syracuse, NY 13204
Facsimile:(315) 637-4686

Eric Castro and/or Barbara Castro
10234 W. State Road 84
Davie, FL 33324
Facsimile: (954) 384-9609

and

Robert Castro and/or Sofia Castro
10234 W. State Road 84
Davie, FL 33324
Facsimile:  (954) 332-6400

with a copy to:

Moore &Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202
Attention:          Hal A. Levinson
Brian D. Mesibov
Facsimile:             (704) 378-2050
(704) 378-1986

If to the Company:

Pinnacle Financial Partners, Inc.150
Third Avenue South, Suite 900
Nashville, Tennessee 37201
Attention:   Harold R. Carpenter
Fax No.:                (615) 744-3842

with a copy to:

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attention:          D. Scott Holley
Fax No.:               (615) 742-2813

Section 5.3                          Entire Agreement; Modification or Waiver.  This Agreement, including Schedule A hereto, constitutes the entire agreement among the parties and supersedes all prior agreements (other than the Purchase Agreement and the LLC Agreement), whether written or oral, between the parties with respect to the subject matter hereof and thereof.  This Agreement may not be amended except by a written agreement signed by the Company and the Holders of a majority of the Registrable Securities then outstanding.  No claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by, in the case of any waiver requested by the Company, the Holders of a majority of the Registrable Securities then outstanding, and in the case of any waiver requested by the Holders of a majority of the Registrable Securities then outstanding, the Company.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any the Registrable Securities then outstanding, each future Holder of all such the Registrable Securities, and the Company.  No such amendment shall be effective to the extent that it applies to less than all of the Holders of the Registrable Securities then outstanding.
Section 5.4                          Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.
Section 5.5                          Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the context requires. The word "including" shall be read as "including but not limited to" and otherwise shall be considered illustrative and non-limiting. The language used in this Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party, will not be available in the interpretation of this Agreement.
Section 5.6                          Governing Law. This Agreement, and any claims that arise out of or result from this Agreement, will be governed by and construed under the laws of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other law.
Section 5.7                          Execution of Agreement; Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.
Section 5.8                          Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.  ANY PARTY MAY FILE A COPY OF THIS SECTION 5.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING OR ACTION WHATSOEVER BETWEEN THE PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
(Next Page is Signature Page)

  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANY:
PINNACLE FINANCIAL PARTNERS, INC.
By: /s/ Hugh M. Queener
Name: Hugh M. Queener
Its:    EVP & Chief Administrative Officer

SELLERS:

BHG FOUNDERS, INC.
By: /s/ Albert Crawford
Name: Albert Crawford
Its:    Chief Executive Officer

/s/ Albert Crawford
Albert Crawford

/s/ Barbara Castro
Barbara Castro

/s/ Sofia Castro
Sofia Castro

/s/ Eric Castro
Eric Castro

/s/ Robert Castro
Robert Castro

SCHEDULE A

Stockholder	Number of Shares of Common Stock
BHG Founders, Inc.	860,470